Exhibit 99.REPT

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Mutual of America Institutional Funds, Inc.:

We have audited the financial statements of Mutual of America Institutional Funds, Inc., comprised of All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Small Cap Value Fund, Small Cap Growth Fund, Bond Fund and Money Market Fund (collectively, the “Funds”) as of December 31, 2014, and for the year then ended and have issued our unqualified report thereon dated February 27, 2015 (which report and financial statements are included in Item 1 of this Certified Shareholder Report on Form N-CSR). We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit included an audit of the Funds’ portfolios of investments in securities (the “Schedules”) as of December 31, 2014 appearing in Item 6 of this Form N-CSR. These Schedules are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these Schedules based on our audits.

In our opinion, the Schedules referred to above, when read in conjunction with the financial statements of the Funds referred to above, present fairly, in all material respects, the information set forth therein.

New York, New York

February 27, 2015